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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" and to the use of our report dated July 20, 1998, with respect to the balance sheet of Great Lakes Acquisition Corp. and our report dated February 13, 1998 with respect to the consolidated financial statements of Great Lakes Carbon Corporation, included in the Registration Statement on Form S-4 and the related Prospectus of Great Lakes Acquisition Corp. for the registration of $56,600,000 13 1/8% Series B Senior Discount Debentures due 2009.

                                          /s/ ERNST & YOUNG LLP

New York, New York
July 20, 1998